EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Saflink Corporation (“Saflink”) and Glenn L. Argenbright (“Argenbright”) as of April 16, 2007 (“Effective Date”), with respect to the following facts:

A. Argenbright was employed as Chief Executive Officer of Saflink pursuant to an Employment Agreement dated June 6, 2001, as amended in 2001 and as revised by the compensation committee of Saflink’s Board of Directors (“Board”) in February 2003 (collectively, “Employment Agreement”).

B. The Employment Agreement provides Argenbright with severance benefits of a single sum payment equal to twelve (12) months of base salary if, among other things, Saflink’s Board approves a new Chief Executive Officer.

C. In September 2006, Saflink’s Board appointed a new interim Chief Executive Officer of Saflink and reassigned Argenbright to serve as President and General Manager of FLO Corporation, a wholly owned subsidiary of Saflink.

D. In lieu of the severance benefits provided for in the Employment Agreement, Argenbright proposed, and Saflink has agreed, to supersede the severance provision in the Employment Agreement and proceed in accordance with the terms of this Agreement, as set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Saflink agrees to provide, and Argenbright agrees to accept, the following payments and benefits (“Severance Package”) in lieu and complete satisfaction of Argenbright’s right to receive severance pay as set forth in the Employment Agreement. Argenbright acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Agreement.

1.1 Severance Payment. Saflink agrees to provide Argenbright with a severance payment of $60,000.00, less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be made in a lump sum payment within thirty (30) days following the Effective Date (“Payment Date”) of this Agreement provided this Agreement has been signed by Argenbright on or before the Payment Date.

1.2 Additional Severance. Saflink further agrees to provide Argenbright with a promissory note to be executed herewith (the “Promissory Note”) in the amount of $140,000, to be paid in accordance with the terms and conditions of Promissory Note.

2. General Release. Argenbright unconditionally, irrevocably and absolutely releases and discharges Saflink, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Saflink, past and present, as well as Saflink’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the severance obligations under the Employment Agreement, including, but not limited to, breach of contract, unpaid severance benefits, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with the severance provisions in the Employment Agreement. This release is to be interpreted broadly and includes the waiver of all rights under California Civil Code Section 1542, which provides that “[a]Never mind it general release does not extend to claim which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

3. Promise Not to Prosecute. Argenbright agrees that he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Agreement.

4. Binding Agreement. Argenbright understands and agrees that, by signing this Agreement and accepting the Severance Package provided for herein, he is agreeing to be bound by this Agreement and he enters into this Agreement voluntarily and knowingly without coercion from any individual or entity. Argenbright expressly acknowledges and agrees that any rights to severance under the Employment Agreement are hereby completely extinguished.

5. Entire Agreement. Argenbright understand and agrees that there are no collateral agreements or representations regarding this subject matter, either written or oral, that are not contained in this Agreement. This Agreement, including the Promissory Note referenced herein, constitutes the entire agreement between Argenbright and Saflink regarding this subject matter.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	By:
Glenn L. Argenbright

SAFLINK CORPORATION

Dated:	By:

Its:

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